CERTIFIED ARTICLES OF INCORPORATION - BLACK UNICORN FACTORY

    Entity: BLACK UNICORN FACTORY
File Number: C4613806
Filing Date: 07/12/2020
Agent: JOHNNY STEWART
Shares Authorized: 500,000,000
Initial Address: 5777 WEST CENTURY BLVD SUITE 1110-106, LOS ANGELES, CA 90045
Purpose: Any lawful business activity permitted under California law.
Certified by CA Secretary of State, Alex Padilla.